EXHIBIT 99


                                  NEWS RELEASE

                                FEBRUARY 26, 1998

           THE BANK OF BELTON, CLEMSON BANK & TRUST AND CAROLINA FIRST
                 ANNOUNCE AGREEMENT ON THE SALE OF THREE OFFICES

         GREENVILLE, SC - The Bank of Belton, Clemson Bank & Trust and Carolina First Bank today announced the signing of definitive agreements for The Bank of Belton to acquire two of Carolina First Bank's branch offices located in Belton and Honea Path, South Carolina, respectively, and Clemson Bank & Trust to acquire a Carolina First Bank branch office located in Calhoun Falls, South Carolina. The three branch offices have total deposits of approximately $45 million. The transactions are expected to be completed during the second quarter of 1998, pending regulatory approval and certain other conditions of closing. The terms of the transactions were not disclosed.

         James A. (Jimmy) Lollis, President and Chief Executive Officer of The Bank of Belton, stated that the banks will work closely to ensure that the transition is orderly. Lollis continued, "The Bank of Belton is excited to have the opportunity to serve the customers in these markets. We look forward to working with the competent staff in Belton and Honea Path to provide the same quality of service that our present customers receive. This expansion reinforces our commitment to banking in the upstate of South Carolina."

         Donna W. Robinson, President and Chief Executive Officer of Clemson Bank & Trust, stated, "We are excited that Clemson Bank & Trust's first branching opportunity comes in Calhoun Falls, South Carolina where community banking values and services are appreciated. The Clemson staff welcomes the new members of its family and anticipates growth in this market with the combined efforts of the fine employees in Calhoun Falls and the products offered by Clemson Bank & Trust."

         James W. Terry, Jr., President of Carolina First Bank, said, "We are pleased that the purchasers of the three branches, The Bank of Belton and Clemson Bank & Trust, are South Carolina based community banks which share our local goal of serving the banking needs of South Carolinians. Our decision to sell the three offices in no way reflects a shift in our strategy of being South Carolina's bank, but merely permits Carolina First to focus our efforts."

         The Bank of Belton and Clemson Bank & Trust are two of the five banks wholly-owned by Community Capital Corporation. Community Capital Corporation, headquartered in Greenwood, South Carolina, has 12 banking offices located in western South Carolina with $250 million in total assets. The common stock of Community Capital Corporation is traded on the American Stock Exchange under the symbol "CYL."

         Carolina First Bank is a wholly-owned subsidiary of Carolina First Corporation, headquartered in Greenville, South Carolina. Carolina First Corporation is the largest independent bank holding company in South Carolina with $2.2 billion in total assets and 65 banking offices

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throughout the state. Carolina First Corporation's common stock trades on the
Nasdaq National Market under the symbol "CAFC." Additional information about Carolina First is available on its web site at www.carolinafirst.com.


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